Exhibit 1

CEMEX SIGNS STRATEGIC AGREEMENT WITH IBM TO PROVIDE

BUSINESS PROCESS OUTSOURCING AND IT SERVICES

•	Agreement will enable CEMEX to enhance its competitiveness and better serve its customers

•	Long-term project will allow CEMEX to focus on its core business processes

MONTERREY, MEXICO & ARMONK, NY, JULY 30, 2012 – CEMEX S.A.B. de C.V. (NYSE: CX) and IBM (NYSE: IBM) announced today a 10-year strategic agreement in which IBM will deliver world-class business process and information technology services. Additionally, IBM will provide to CEMEX business consultant services to detect and drive sustainable improvements in profitability, using the entire breadth of IBM’s capabilities, including R&D expertise.

This agreement is expected to generate CEMEX savings of close to US$1 billion during the life of the contract. Additionally, it will improve the quality of the services provided to CEMEX; enhance business agility and scalability; maximize internal efficiencies; and allow the company to better serve its customers.

The 10-year services contract awarded to IBM is worth just over US$1 billion, and will include: finance and accounting, and human resource back-office services, as well as IT infrastructure, application development and maintenance services.

“Through this agreement, we reinforce our commitment to transform CEMEX into an increasingly flexible, agile, and competitive global company. Moreover, this agreement with IBM will enable CEMEX to focus on its core businesses of cement, ready-mix concrete, and aggregates; improve its financial position; and respond more quickly to changing market needs,” said Lorenzo H. Zambrano, Chairman & CEO of CEMEX.

Together, IBM and CEMEX will implement state-of-the-art business processes, practices, and information systems developed by IBM. CEMEX will also leverage IBM’s worldwide expertise to accelerate and replicate innovative practices in CEMEX business units to achieve better customer service, increase process quality and sustain cost improvements.

“This agreement will bring to CEMEX the flexibility to face the new challenges in the building materials industry. IBM’s state-of-the-art IT infrastructure, business processes and applications will help CEMEX achieve its goals of becoming more competitive. We see our strategic relationship with CEMEX as a powerful example of building a smarter planet.” said Bruno Di Leo, Senior Vice President of Sales and Distribution for IBM.

IBM delivers global scale, talent and technology based on business expertise and a global network of more than 70 Service Delivery Centers and more than 400 Data Centers, in 170 countries covering more than 40 languages.

ABOUT CEMEX

CEMEX is a global building materials company that provides high-quality products and reliable service to customers and communities in more than 50 countries throughout the world. CEMEX has a rich history of improving the well-being of those it serves through its efforts to pursue innovative industry solutions and efficiency advancements and to promote a sustainable future. For more information, please visit: www.cemex.com

ABOUT IBM

For more information about IBM, please visit: www.ibm.com

CEMEX Contact Information

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

IBM Contact Information

Corporate Media Relations Trink Guarino +1 (914) 766-4266 guarino@us.ibm.com	LA Media Relations Carola Schaub +57 (1) 628-1484 cschaub@co.ibm.com	Mexico Media Relations Yhone Esponda +52 (55) 5270-6830 yesponda@mx1.ibm.com

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the actual results, performance, or achievements of CEMEX or the project herein described to be materially different from those expressed or implied in this release. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release.

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